Exhibit 99.1

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S CANADIAN LOYALTY BUSINESS ACCELERATES MOMENTUM WITH
INTRODUCTION OF NEW BANK OF MONTREAL MASTERCARD® OFFER

Increased program promotional activity, growing collector-sponsor engagement in AIR MILES® Reward
Program

PLANO, TX (June 5, 2018) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions, today announced that its LoyaltyOne business has partnered with Bank of Montreal  (TSX: BMO) to introduce an accelerated earn rate offer on BMO's most popular Mastercard. The new benefit gives BMO® AIR MILES® Mastercard® with no annual fee cardholders twice the Miles for every CA$20 spent at participating AIR MILES sponsors across Canada. Sponsors include Sobeys, IGA, Safeway, Shell, Rexall, Jean Coutu, Metro, Lawtons and many more.

The new card benefit was introduced during a sustained period of increased program and sponsor-specific promotional activity, including AIR MILES national MEGA MILES® promotion, which featured 66 sponsors with more than 130 special offers for collectors to earn more Miles.

Recent promotional activities include Sobey's BLUE FRIDAY Bonus Miles offers on pre-determined products; limited-time accelerated earn rate offers at leading retailers such as Shell and Lowe's; The Children's Place launch and continuing rollout of item-level product bonuses in stores; and Shell Canada's official launch of AIR MILES Cash at both the pump and in-store at more than 1,200 locations.

Sponsor visits per collector and active collector-sponsor engagement have also shown improvement. Additionally, in line with positive trends are growth in first-time collector earners and reactivated cards. AIR MILES has also seen an increase in redemptions, with more collectors being rewarded every day. Of note, both the number of redeemers and first-time redeemers is on the rise.

"The AIR MILES Reward Program is clearly focused on delivering sustained growth, further engaging our sponsors and collectors as well as building future capabilities to remain exciting and competitive," said Bryan Pearson, president and chief executive officer at LoyaltyOne, operator of the AIR MILES Reward Program. "A strong, healthy and vibrant brand coupled with increased promotions and diversified rewards options continues to reinforce the AIR MILES value proposition to our nearly 11 million active collectors across the country."

About AIR MILES Reward Program
The AIR MILES Reward Program is Canada's most recognized loyalty program with nearly 11 million active Collector Accounts, representing approximately two-thirds of all Canadian households. AIR MILES Collectors get Miles at more than 200+ leading brand-name Sponsors across the country at thousands of retail and service locations and online. It is the only loyalty program of its kind to give Collectors the flexibility and choice to use Miles on aspirational Rewards, such as Merchandise, Travel, Events or Attractions, or instantly, in-store or online, through AIR MILES Cash at participating Partner locations. The AIR MILES Perks feature also gives Collectors the opportunity to get discounts and perks on exciting activities, which include Dining, Shopping, Travel, Entertainment, Leisure, and Sports, just for having an AIR MILES Card. AIR MILES is a LoyaltyOne business, part of Alliance Data, a Fortune 500 company and global leader in data-driven loyalty solutions. For more information, visit www.airmiles.ca.

About LoyaltyOne
LoyaltyOne is a global leader in the design and implementation of coalition loyalty programs, customer analytics, and loyalty services for Fortune 1000 clients around the world. LoyaltyOne has over 20 years of history leveraging data-driven insights to develop and operate some of the world's most effective loyalty programs and customer-centric solutions. These include the AIR MILES Reward Program, North America's premier coalition loyalty program, Precima, the global retail strategy and analytics arm, LoyaltyOne Global Solutions, Netherlands-based BrandLoyalty, and a working Sponsorship with Latin America's leading coalition program, dotz. LoyaltyOne is an Alliance Data company.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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